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                                                                    Exhibit 12.1


                         UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
              STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Dollars in thousands)




                                                                                                            Pro Forma As Adjusted
                                                                                                         --------------------------
                                                                                                                       Nine Months
                                                                                       Nine Months Ended  Year Ended      Ended
                                                                   Year ended             September 30,  December 31, September 30,
                                                          ---------------------------- ----------------- ------------ -------------
                                                            1998      1999      2000      2000     2001      2000          2001
                                                          --------  --------  -------- --------- ------- ------------ -------------
Income (loss) from continuing operations before
  income taxes                                            $(4,229)  $(6,393)  $(7,093)  $(3,278) $ 5,234     $(14,213)      $ 3,038
Less:
  Equity in (earnings) loss of unconsolidated affiliates       40       236      (844)     (487)  (4,134)      (2,174)       (5,218)
  Minority interest in income (loss) of consolidated
    subsidiaries                                              (23)      118     2,332     1,179    5,175        2,373         5,258
Add:
  Cash distributions received from unconsolidated
    affiliates                                                -         506     2,387     2,192    2,871        2,387         2,871
  Interest component of rent expense                          147       496     1,140       934    1,232        1,250         1,253
  Interest, net of capitalized portion                        497     3,144    11,986     8,382   13,235       21,878        17,195
  Amortization of discounts and capitalized debt issue
    costs                                                     -         -         645       504    1,126          669           502

                                                          --------  --------  -------- --------- ------- ------------ -------------
Income (loss), as adjusted                                 (3,568)   (1,893)   10,553     9,426   24,739       12,170        24,899
                                                          --------  --------  -------- --------- ------- ------------ -------------


Fixed charges:
Interest component of rent expense                            147       496     1,140       934    1,232        1,250         1,253
Interest expense, net of capitalized portion                  497     3,144    11,986     8,382   13,235       21,878        17,195
Capitalized interest                                          -         -         219       -        302          219           302
Amortization of discounts and capitalized debt issue
  costs                                                       -         -         645       504    1,126          669           502
Preferred stock dividends(1)                                  428     1,696     5,971     5,018    2,251        2,894           -

                                                          --------  --------  -------- --------- ------- ------------ -------------
Total fixed charges                                         1,072     5,336    19,961    14,838   18,146       26,910        19,252
                                                          --------  --------  -------- --------- ------- ------------ -------------

Ratio of earnings to fixed charges                                                                 1.36x                      1.29x
Fixed charge coverage deficiency                            4,640     7,229     9,408     5,412      n/a       14,740           n/a

(1) Preferred stock dividends are not reflected net of an effective tax rate in the above table as the Company's consolidated U.S. operations, which operations would bear the repayment of those dividends, generated or benefited from net operating losses for the periods reflected above. Had the Company used its consolidated effective tax rate of approximately 24% for the nine months ended September 30, 2001, the ratio of earnings to fixed charges would have been 1.32x.